                                                                      EXHIBIT 25



                           ASSET PURCHASE AGREEMENT
                           ------------------------

                                by and between




                              THE GSI GROUP, INC.

                                      and

                                FFI CORPORATION



                                     dated

                               December 19, 2000

                              TABLE OF CONTENTS
                              -----------------

ARTICLE I -- DEFINITIONS...........................................................................   1

ARTICLE II -- PURCHASE AND SALE....................................................................   3
2.1                Assets Being Purchased..........................................................   3

2.2                Excluded Assets.................................................................   3
2.3                Liabilities of Seller Not Assumed...............................................   4
2.4                Documentation...................................................................   4
2.5                Allocation of Purchase Price....................................................   4

ARTICLE III -- PURCHASE PRICE......................................................................   4
3.1                Purchase Price..................................................................   4
3.2                Payment of Purchase Price.......................................................   4
3.3                Post-Closing Adjustment for Inventory...........................................   5

ARTICLE IV -- CLOSING..............................................................................   6
4.1                Closing Date....................................................................   6
4.2                Conditions of Closing...........................................................   6
4.3                Deliveries by Seller............................................................   7
4.4                Deliveries by Purchaser.........................................................   7

ARTICLE V -- COVENANTS.............................................................................   8
5.1                Access to and Preservation of Books and Records.................................   8
5.2                Performance of Contracts and Other Commitments..................................   9
5.3                Liabilities.....................................................................   9
5.4                Payment of Taxes................................................................   9
5.5                Sales, Use and Transfer Taxes...................................................   9
5.6                Bulk Law Sales..................................................................   9
5.7                Rights Against Third Parties....................................................   9
5.8                Refunds.........................................................................   9
5.9                Seller's Employees..............................................................   9
5.10               Employee Benefit Plans..........................................................  10
5.11               Mail and Remittances............................................................  10
5.12               Warranty Claims.................................................................  10
5.13               Seller Net Worth................................................................  10
5.14               Insurance Coverage..............................................................  10
5.15               Further Assurances..............................................................  11

ARTICLE VI -- SELLER REPRESENTATIONS AND WARRANTIES................................................  11
6.1                Organization....................................................................  11
6.2                Enforceability..................................................................  12
6.3                No Violation....................................................................  12
6.4                Litigation......................................................................  12
6.5                Financial Statements............................................................  12

6.6              Taxes................................................. 12
6.7              Material Contracts and Other Changes.................. 12
6.8              Title to and Quality of Assets........................ 12
6.9              Restrictions on Assets................................ 12
6.10             Patents, Trademarks and Trade Names................... 13
6.11             Customer List......................................... 13
6.12             Updated Schedules..................................... 13

ARTICLE VII - PURCHASER'S PRESENTATIONS AND WARRANTIES................. 13
7.1              Organization.......................................... 13
7.2              Enforceability........................................ 13
7.3              No Violation.......................................... 13
7.4              Litigation............................................ 14

ARTICLE VIII - INDEMNIFICATION......................................... 14
8.1              Survival of Representations and Warranties............ 14
8.2              Indemnification by Seller............................. 14
8.3              Indemnification by Purchaser.......................... 15
8.4              Third-Party Claims.................................... 15
8.5              Indemnification by Shareholders....................... 16

ARTICLE XI - TERMINATION............................................... 16
9.1              Termination........................................... 16
9.2              Post-Closing.......................................... 17

ARTICLE X - MISCELLANEOUS.............................................. 17
10.1             Expenses.............................................. 17
10.2             Parties in Interest................................... 17
10.3             Entire Agreement, Amendments.......................... 17
10.4             No Waiver............................................. 17
10.5             Headings.............................................. 17
10.6             Applicable Law........................................ 17
10.7             Notices............................................... 18
10.8             Joint Press Release................................... 18
10.9             Consignment Terms..................................... 18
10.10            Severability.......................................... 19

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This ASSET PURCHASE AGREEMENT ("Agreement") dated as of December 19, 2000, is entered into by and between ffi corporation, an Indiana corporation ("Seller"), and The GSI Group, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller manufactures, sells, and/or distributes various products (the "Products") in the agricultural business that are used to dry, condition or convey grain;

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain property and assets of Seller related to the manufacture, sale, and distribution of the Products, on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     "Agreement" -- This Asset Purchase Agreement dated December 19, 2000, by and between Seller and Purchaser.

     "Assets" -- The assets of Seller to be sold hereunder, as described more specifically in Section 2.1 hereof.
                -----------

     "Assumed Liabilities" -- Obligations of Seller for amounts due or for performance to be rendered after the Closing under the Orders and the Assigned Contracts, and the obligation to reimburse Seller for actual expenses incurred by the Seller with respect to each of the line items set forth on the Transition Budget, but only to the extent such reimbursement obligations do not exceed the amount set forth on such line item. For purposes of calculation, the reimbursement obligation of the Purchaser shall apply individually to each line item of the Transition Budget described below, not the aggregate value of such line items.

     "Claims Period" -- The one-year period beginning on the Closing Date and ending on the first anniversary thereof, within which any assertable claim to be made by either party with regard to the breach of any representation, warranty, covenant, agreement, or indemnity set forth herein must be so asserted, provided that: (a) the Claims Period for Section 6.8 shall be perpetual, and (b) the
                                -----------
Claims Period for Purchaser's covenants relating to discharge of Assumed Liabilities and the parties respective obligations under Articles II and III, Sections 5.1, 5.4, 5.5, 5.7, 5.11, 5.12, 5.14, 8.5 and Article X shall continue until satisfied.

     "Closing" -- The consummation of the transactions contemplated hereby.

     "Closing Date" -- January 2, 2001, or such other date as the parties may agree to in writing, on which date the Closing shall take place.

     "Closing Date Inventory" -- The statement of Seller's inventory, as of the Closing Date, purchased by Purchaser under the Agreement, prepared in accordance with the terms of Section 3.3.
                  -----------

     "Equipment" -- the equipment of Seller to be sold to Purchaser hereunder at Closing, as set forth on Schedule 1.1.
                         ------------

     "ERISA" -- Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" -- Those assets of Seller described in Section 2.2.
                                                              -----------

     "GAAP" -- means generally accepted accounting principles in the United States of America, in effect from time to time.

     "Guarantee" -- The guarantee of John C. Sloan in the form attached hereto as Exhibit A to be executed and delivered at Closing.
   ---------

     "Inventory" -- The inventory of Seller sold to Purchaser hereunder, including raw materials and work in process, set forth on the Closing Date Inventory and more particularly described and valued as set forth on Schedule
                                                                     --------
1.2.
---

     "Liability" -- Any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

     "Patents" -- The patents of Seller to be assigned to Purchaser at Closing as set forth in Schedule 1.3.
                ------------

     "Products" -- The products manufactured, sold and/or distributed by Seller that are used to dry, condition or convey grain.

     "Purchaser" -- The GSI Group, Inc., a Delaware corporation.

     "Seller" -- ffi corporation, an Indiana corporation.

     "Seller Warranty Claims" -- Claims under any warranty offered by Seller for repair or replacement of any Product of Seller, together with any other claims that Seller elects to offer in satisfaction thereof, repair, replacement, replacement parts, substitution or alternative Products.

     "Trademarks" -- The trademarks of Seller to be assigned to Purchaser at Closing as set forth in Schedule 1.4.
                        ------------

     "Trade Names" -- The tradenames of Seller to be assigned to Purchaser at Closing as set forth on Schedule 1.5.
                        ------------

     "Transition Budget" -- The operating budget for the Seller immediately after Closing attached hereto as Schedule 1.6.
                                 ------------

                                  ARTICLE II

                               PURCHASE AND SALE

     2.1  Assets Being Purchased. On the terms and subject to the conditions
          ----------------------
contained herein, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller at the Closing and on the Closing Date (as such terms are defined herein), free and clear of all liens, claims and encumbrances, all of Seller's right, title and interest in and to the following assets:

     (a)  the Equipment;

     (b)  the Inventory;

     (c)  the Patents;

     (d)  the Trademarks;

     (e)  the Tradenames;

     (f) all blueprints, diagrams, parts lists, bills of materials or other similar information or documentation with respect to the Products, regardless of how it is stored or maintained;

     (g) the orders for Products to be fulfilled subsequent to the Closing Date (the "Orders") and any customer deposits related thereto (the "Customer Deposits"), all as set forth on Schedule 2.1(g);
                                                    ---------------

     (h) all files, correspondence, internal reports, and contractual documents relating to Seller's customers, dealers and vendors, including, but not limited to, data bases and recorded on magnetic tape, floppy disk, or other form of media;

     (i) the supply, production, advertising, license, distribution, sales representation, and other contracts and agreements of Seller relating to the procurement of raw materials and components, manufacture,sale, and distribution of Products, whether fully executed or wholly or partially executory as of the Closing Date set forth on Schedule
                                                                  --------
          2.1(i) (the "Assigned Contracts"); and
          ------

     (j) Seller's telephone numbers; provided that Seller shall be entitled to use such telephone numbers for transition purposes and, upon reimbursement to Purchaser, for other purposes.

     2.2  Excluded Assets. It is acknowledged and understood that Purchaser is
          ---------------
purchasing and Seller is selling only those assets described in Section 2.1, and
                                                                -----------
that no other assets of Seller are being purchased by Purchaser, including, without limitation, the assets set forth on Schedule 2.2 (the "Excluded Assets").

     2.3  Liabilities of Seller Not Assumed. Except for the Assumed Liabilities,
          ---------------------------------
Purchaser shall not assume, or in any way become liable for, any other Liabilities or obligations of Seller of any kind or nature, which Liabilities and obligations, if ever in existence, shall continue to be Liabilities and obligations of Seller, including without limitation, any Liabilities (i) of a real estate or environmental nature related to any of Seller's manufacturing facilities or real estate, (ii) related to Seller's current workforce, including any collective bargaining agreements, severance obligations, or WARN Act requirements, (iii) relating to or arising out of any guarantees, loan agreements or other financing arrangements to which Seller is a party, (iv) relating to any health, welfare or benefit plans, including any Liabilities relating thereto under ERISA, (v) relating to any notice or other requirements under any Bulk Sales or similar law, and (vi) subject to Section 5.12 and Section 5.14, for Seller Warranty Claims.
           ------------     ------------
Notwithstanding the foregoing, Purchaser agrees to assume, discharge and pay when due the Assumed Liabilities.

     2.4  Documentation. In order to effectuate the sale, conveyance, transfer
          -------------
and assignment contemplated by Section 2.1 hereof, Seller shall execute and
                               -----------
deliver on the Closing Date all such bills of sale, assignments and other documents or instruments of conveyance, transfer, assignment or assumption as shall be necessary or appropriate to vest or confirm in Purchaser all right, title and interest of Seller in and to all of the Assets and the obligation to discharge and pay when due the Assumed Liabilities, all of which documents shall be in form and substance reasonably satisfactory to counsel for Purchaser and Seller.

     2.5  Allocation of Purchase Price. The Purchase Price shall be allocated
          ----------------------------
among the Purchased Assets as set forth on Schedule 2.5, hereto, which Schedule
                                           ------------
has been prepared in accordance with Section 1060 of the Internal Revenue Code. The allocation set forth on Schedule 2.5 shall be used by the parties for all
                            ------------
purchases, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes, including the preparation and filing of IRS Form 8594.

                                  ARTICLE III

                                PURCHASE PRICE

     3.1  Purchase Price. Subject to the terms and conditions contained herein,
          --------------
in consideration of the sale, conveyance, assignment, and transfer of the Assets by Seller to Purchaser and in reliance on the representations and warranties made herein by Seller, Purchaser agrees to pay, and Seller agrees to accept as the Purchase Price (i) subject to the provisions of Section 3.3, the sum of
                                                    -----------
$6,864,018, and (ii) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities.

     3.2  Payment of Purchase Price. The purchase price shall be payable as
          -------------------------
follows:

     (a) $4.4 million of the Purchase Price (the "Consignment Inventory Purchase Price") shall be paid to Seller for Inventory at the time and in the manner specified in this Section 3.2(a). At the Closing,
                                          --------------
          Purchaser shall take possession of the Inventory on consignment from the Seller. As Purchaser uses the Inventory in the ordinary course, it shall pay to the Seller a portion of the Consignment Inventory Purchase Price in accordance with the Purchase Price Allocation Procedures set forth in

     Schedule 3.2 and in accordance with Schedule 1.2. Notwithstanding the
     ------------                        ------------
     foregoing, Purchaser shall pay to the Seller the unpaid balance of the Consignment Inventory Purchase Price in its entirety on or before May 1, 2001, whether or not all of the Inventory has been used by Purchaser. Any unpaid balance of the Consignment Inventory Purchase Price shall only be subject to offset by Purchaser to the extent of and pending any good faith unresolved claim that Seller either lacked title to any portion of the Inventory or that Purchaser did not receive clear title to such Inventory and upon notice of such claim to Seller specifying in detail the nature of the claim and Seller is provided at least twenty-one (21) days from receipt of such notice to review and respond, and as appropriate, resolve the matter. Upon resolution of such claim, either by agreement or pursuant to the decision of an arbitrator or court over the matter, the unpaid balance of the Consignment Inventory Purchase Price shall be adjusted accordingly, and promptly paid by the Purchaser to the Seller. There shall be no other offset or reduction of any nature against the unpaid balance of the Purchase Price.

(b) At the Closing, Purchaser shall pay to the Seller, by cashier's or certified check issued by a bank reasonably acceptable to Seller or by wire transfer of funds, the sum of $2,174,690 less the amount of Customer Deposits.

(c) At the Closing, Purchaser shall deposit $200,000 in an escrow account established pursuant to the terms and conditions of the escrow agreement by and among Purchaser, Seller and an escrow agent in a form reasonably satisfactory to Seller and Purchaser.

(d) During the months of February through May, 2001, Purchaser shall pay to Seller the amounts for goodwill in accordance with the Schedule 3.2.
                                                            ------------

(e) Upon request for reimbursement from Seller, including such supporting documentation as Purchaser may reasonably request, Purchaser shall promptly pay to Seller the amounts requested, to the extent the requested amount does not exceed the applicable line item amount on the Transition Budget. Notwithstanding the foregoing, Purchaser shall pay to Seller at Closing, as an advance against amounts set forth on the Transition Budget, the amount of $78,672, which amount is included in the funds being wire transferred to Seller pursuant to Section 3.2(b) above.
                        --------------

3.3  Post-Closing Adjustment for Inventory.
     -------------------------------------

(a) Prior to the Closing, Seller and Purchase shall jointly conduct a physical inspection of the Seller's inventory of raw materials, work-in-process, and finished goods related to the Products. Seller shall prepare and deliver to Purchaser not later than 15 days after the Closing a draft Closing Date Inventory, reflecting the inventory to be purchased by Purchaser and the price therefor, based on the inventory valuation methodology set forth in
     Schedule 1.2.
     ------------

     (b) If the Purchaser has any objections to the draft Closing Date Inventory, it will deliver a detailed statement describing its objections to the Seller within 7 days after receiving the draft Closing Date Inventory. The Purchaser and Seller will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within 30 days after the Seller has received the statement of objections, however, the Purchaser and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Purchaser and the Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (the "Accountant"), which shall be jointly instructed by the Purchaser and the Seller to determine the purchase price for the Inventory. The Accountant shall deliver to each of the Purchaser and the Seller its determinations within 30 days after receiving the joint instructions from the Purchaser and the Seller, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne equally by the Purchaser and the Seller. The Seller will give the Purchaser the draft Closing Date Inventory, revised to reflect the Accountant's determinations. The "Closing Date Inventory" shall mean the draft Closing Date Inventory, together with any revisions thereto pursuant to this Section 3.2(b), including the determination of the Accountant.
                  --------------
     (c) Seller will make the work papers and back-up materials used in preparing the draft Closing Date Inventory available to the Purchaser and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (x) the preparation by the Seller of the draft Closing Date Inventory, (y) the review by the Seller of the draft Closing Balance Sheet, and (z) the resolution by the parties of any objection thereto.

     (d) The amount of the Consignment Inventory Purchase Price will be adjusted without any further action by the parties to the extent and in the amount by which the aggregate book value of the inventory set forth on the Closing Date Inventory is different from $5.5 million.


                                  ARTICLE IV

                                    CLOSING

     4.1  Closing Date. The Closing shall commence at 10:00 A.M., C.S.T. on
          ------------
January 2, 2001, at the offices of Purchaser's counsel in Chicago, Illinois, or as may be mutually agreed to by the parties. The sale and purchase of the Assets shall be deemed to have been effective at 12:01 A.M., E.S.T. on the date of Closing for all purposes.

     4.2  Conditions of Closing. Each of the obligations of the Seller and
          ---------------------
Purchaser, respectively, to be performed hereunder shall be subject to the satisfaction or waiver by the Purchaser and Seller, respectively, at or prior to the Closing Date as provided herein, of the following conditions precedent:

     (a) The representations and warranties of the Seller and Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date;

     (b) the Seller and Purchaser, respectively, shall have complied in all material respects with the covenants and agreements set forth herein to be performed by such parties on or before the Closing Date;

     (c) the Seller and Purchaser, respectively, shall have delivered to Purchaser and Seller, respectively, a certificate signed by an appropriate officer or individual, as the case may be, to all such effects; and

     (d)  the execution and delivery of the Guarantee, and the Escrow Agreement.

     4.3  Deliveries by Seller.  The obligations of Purchaser to consummate the
          --------------------
transactions contemplated by this Agreement shall be subject to the delivery by Seller, at or prior to Closing, of each of the following:

     (a) bill of sale, assignments, and such other instruments as may be necessary or appropriate to convey all its interests in the Assets to Purchaser;

     (b) certified statement of the Seller to the effect that Seller is authorized to enter into the transactions contemplated by this Agreement;

     (c) incumbency certificates for each officer of Seller executing the Agreement and each other document executed in connection with the transactions contemplated by this Agreement;

     (d)  certified articles of incorporation and bylaws of Seller;

     (e) Good Standing Certificate for the Seller issued by the Indiana Secretary of State not more than ten (10) days prior to Closing;

     (f) resolutions adopted by the Board of Directors of Seller authorizing the execution and delivery of the Agreement and the transaction contemplated thereby, certified by the secretary of the Seller;

     (g) an opinion of counsel to Seller in a form reasonably satisfactory to Purchaser; and

     (h) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing pursuant to this Agreement.

     4.4  Deliveries by Purchaser.  The obligations of Seller to consummate the
          -----------------------
transactions contemplated by this Agreement shall be subject to the delivery by Purchaser, at or prior to Closing, of each of the following:

     (a) by cashier's or certified check or by wire transfer of funds, the amount of $2,174,690 (less the amount of the Customer Deposits);

     (b) assumption agreement, and such other instruments as may be necessary or appropriate to assume the Assumed Liabilities;

     (c)  the deposit into escrow of $200,000;

     (d) Good Standing Certificate for the Purchaser issued by the Illinois Secretary of State not more than ten (10) days prior to Closing;

     (e)  certified articles of incorporation and bylaws of Purchaser;

     (f) resolutions adopted by the Board of Directors of Purchaser authorizing the execution and delivery of the Agreement and the transactions contemplated thereby, certified by the secretary of Purchaser;

     (g) incumbency certificates for each officer of Purchaser executing the Agreement and each other document executed in connection with the transaction contemplated by the Agreement;

     (h) an opinion of counsel to Purchaser in a form reasonably satisfactory to Seller; and

     (i) all other previously undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing pursuant to this Agreement.

                                   ARTICLE V

                                   COVENANTS

     5.1  Access to and Preservation of Books and Records.  At all times
          -----------------------------------------------
subsequent to Closing, Seller will permit Purchaser and its representatives, including but not limited to lawyers and accountants, during normal business hours, to have access to and examine and make copies of all books, records, files, and documents in its possession that relate in any material way to the Assets or this Agreement or the other agreements and instruments referred to in this Agreement or that relate to transactions or events occurring prior to the Closing or to transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events relating to the Closing, except for Seller's financial statements, tax returns, similar items and supporting or related work papers and any privileged information or documents. Seller shall deliver prior to or at the Closing all items, books, records, files, agreements, purchase orders, internal reports, and materials in Seller's possession relating to the Assets but excluding therefrom except for Seller's financial statements, tax returns, similar items and supporting or related work papers and any privileged information or documents. Until three years subsequent to when all amounts are paid under the Note, neither Seller nor Purchaser will destroy or otherwise dispose of any of the books, records, files, or documents relating to the Assets, provided that any party may discard any of the above 30 days after giving the other party notice of such intention containing a detailed description of the items to be discarded and provided that the other party has not given notice in writing of its intention to take possession thereof.

     5.2  Performance of Contracts and Other Commitments. Except for the Orders
          ----------------------------------------------
and the Assigned Contracts, the Seller shall perform all of its obligations under all contracts or agreements relating to the Assets or its business, including but not limited to material contracts and other commitments in regard thereto.

     5.3  Liabilities. Seller agrees to pay and discharge when due all
          -----------
liabilities and obligations of Seller relating to the Assets including, until Closing, the Assumed Liabilities. Upon Closing, Purchaser agrees to pay and discharge when due the Assumed Liabilities.

     5.4  Payment of Taxes. Seller will be responsible for and pay all federal,
          ----------------
state, and local taxes, including, but not limited to, all income, earnings, and property taxes, relating to Seller and the Assets prior to the Closing Date. Purchaser will be responsible for and pay all such taxes relating to the Assets payable for any period from and subsequent to Closing Date.

     5.5  Sales, Use and Transfer Taxes. Purchaser shall bear sales, use, and
          -----------------------------
transfer taxes, if any, payable to the State of Indiana, any country, or municipality located therein, or any other governmental entity in connection with the transactions contemplated by this Agreement or the other agreements or instruments referred to in this Agreement except as otherwise specifically provided herein.

     5.6  Bulk Law Sales. Seller shall be responsible for any non-compliance
          --------------
with any bulk sales laws and notice requirements in connection therewith that may be applicable to the transactions contemplated by this Agreement. Seller agrees to indemnify Purchaser against any claims resulting from Seller's failure to comply with any such bulk sales laws.

     5.7  Rights Against Third Parties. With respect to any rights or remedies
          ----------------------------
relating to the Assets that may be enforced after the Closing Date against any third party by Purchaser, Purchaser will notify Seller in writing of any such enforcement that should properly be instituted in the name of Seller, and Seller will join with Purchaser in enforcing such rights and remedies or enforce such rights or remedies in Seller's own name at Purchaser's sole cost, subject, however, to any indemnification or other obligations of Seller in this Agreement.

     5.8  Refunds. Seller shall be responsible for any refunds of deposits for
          -------
cancelled orders (or portions thereof) if the order was placed prior to the Closing Date, to the extent the deposit has not been transferred to Purchaser.

     5.9  Seller's Employees.
          ------------------

     (a) Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable to any employee of Seller, including, but not limited to, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay payable to any employee of Seller for any period or relating to service with Seller at any time prior to the Closing Date.

     (b) Purchaser shall offer to hire on the Closing Date those employees of Seller listed on Schedule 5.9 hereto. Purchaser shall be responsible
                           ------------
          only for expenses accruing
               after the Closing Date with respect to such employees, including, without limitation, severance pay.

     5.10  Employee Benefit Plans. Except to the extent of any continuing
           ----------------------
operations and continuing employees, Seller shall properly terminate any and all "employee benefit plans," as that term is defined in Section 3(3) of ERISA, as soon as practicable after Closing and shall be responsible for paying for all required contributions to any such employee benefit plans prior to termination.

     5.11  Mail and Remittances. All mail addressed to Seller or Purchaser
           --------------------
relating to the Assets that is delivered to Seller after the Closing Date shall forthwith be delivered to Purchaser. Seller will account for and remit to Purchaser promptly, after the receipt thereof, any Assets or any accounts receivable generated after the Closing Date. Purchaser will account for and remit to Seller promptly, after receipt thereof any assets of Seller and the benefit of any assets of Seller not included in the Assets, including any amounts received by Purchaser in payment of Seller's accounts receivable, or prepaid deposits or expenses.

     5.12  Warranty Claims. The parties acknowledge that as a result of this
           ---------------
Agreement Seller will no longer have the Assets, Equipment and Inventory necessary to satisfy Seller Warranty Claims following the Closing. Therefore following the Closing Purchaser agrees to provide, on a subcontractor basis, such repairs, replacements, replacement parts, service and other products or services necessary to satisfy such Seller Warranty Claims, for an amount in each case equal to Purchaser's direct out of pocket expense.

     5.13  Seller Net Worth. Seller covenants and agrees that for a period of
           ----------------
not less than one year immediately following the Closing, Seller shall maintain a tangible net worth (calculated in accordance with GAAP, with the exception that real estate shall be accounted for at fair market value) of not less than $1,000,000.

     5.14  Product Liability Insurance Coverage.
           ------------------------------------

     (a) Insurance. Purchaser, shall obtain and maintain at its own expense
         ---------
(including without limitation premiums, deductible and copayments) for a period of the greater of (i) the time Purchaser maintains product liability insurance coverage for its products, or (ii) ten (10) years after cessation of the sale of all Products, an insurance policy written by a U.S. insurance company in a face amount of not less than One Million Dollars (each occurrence) and Ten Million Dollars (excess general liability or umbrella coverage) which shall specifically cover any and all product liability claims and completed operations hazards related to the Products and/or the Purchaser's products which are derivative of the Products from occurrences on or after the Closing Date. Notwithstanding the foregoing, the Purchaser shall not be obligated to replenish any decrease in excess general liability or umbrella coverage resulting from claims paid or account of such coverage ffi Corporation, d/b/a Farms Fans, Inc., d/b/a Zimmerman Grain Dryers, Farm Fans Inc., Farm Systems, Inc. d/b/a Alco Farm Systems, ffi International Corp., Curtis Fankhauser and Thomas Weintraut shall be included in the term "Named Insured" as defined in the General Amendatory Statement under such policy ("Named Insureds") with coverage primary to any other coverage available to any of the Named Insureds. Such insurance shall be in a form reasonably acceptable to ffi Corporation and shall require the insurer to give each of the Named Insureds at least thirty (30) days prior notice of any modification or cancellation. A certificate of insurance evidencing this coverage which is acceptable to ffi Corporation must be delivered to Seller prior to Closing.

     (b)    Product Liability Indemnity.  The Purchaser shall defend, indemnify
            ---------------------------
and hold harmless each of ffi Corporation, d/b/a Farms Fans, Incl., d/b/a Zimmerman Grain Dryers, Farm Fans Inc., Farm Systems, Inc. d/b/a Alco Farm Systems, ffi International Corp., Curtis Fankhauser and Thomas Weintraut, and their respective successors, assigns, directors, and officers ("Indemnitee") from and against any and all claims, losses, liability, damages, premiums, deductibles, copayments and expenses including, but not limited to attorney's fees and costs of defense (collectively, "Claims" and individually, "Claim"), arising from, related to, or in any way connected with or alleged to arise from or out of product liability with respect to the Products and/or the Purchaser's products which are derivative of the Products for occurrences on or after the Closing Date including, but not limited to, any alleged deficiencies or defects in such products; any alleged deficiencies or defect related to design, manufacture, failure to warn or label; any act or omission of the Purchaser; and, without limiting the generality of the foregoing, any Claim for or resulting from any injury to person (including death) or damage to property (including the loss of use thereof and consequential damages therefrom), or for economic loss, and irrespective of whether or not such Claim is caused or alleged to be caused in part or in whole by the joint, several, or comparative negligence, breach of contract, breach of warranty, or other breach of duty of or by Indemnitee, or as a result of Indemnitee, or strict or other product liability. The foregoing indemnification shall not be construed to eliminate or in any way reduce any other indemnification.

     5.15   Further Assurances.  From time to time after the Closing Date, at
            ------------------
the request of Purchaser and without further consideration, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may specify so as to convey to, transfer to, vest in, and put Purchaser in possession of the Assets.


                                  ARTICLE VI

                     SELLER REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Purchaser that:

     6.1    Organization.  Seller is a corporation duly formed and validly
            ------------
existing under the laws of the State of Indiana and has the power and authority to carry on its business as now conducted, to own and operate the Assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and to carry out the transactions contemplated hereby and thereby.

     6.2    Enforceability.  The execution and delivery by Seller of this
            --------------
Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized by the Seller and constitute legal, valid, binding, and enforceable agreements and instruments of Seller, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

                                                                   Page 11 fo 24

     6.3  No Violation. Neither the execution, delivery, nor performance of
          ------------
this Agreement or any other agreement or instrument executed and delivered by or on behalf of Seller in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, contravenes the governing documents of Seller or any provision of law, statute, rule, regulation, or order of any court or governmental authority to which Seller is subject, or any judgment, decree, franchise, order, or permit applicable to Seller, or conflicts or is inconsistent with or will result in any breach of or constitute a default under any contract, commitment, agreement, understanding, arrangement, or instrument, or result in the creation of or imposition of (or the obligation to create or impose) any lien, encumbrance, or liability on any of the property or assets of Seller, or will increase any such lien, encumbrance, or liability.

     6.4  Litigation. There are no actions, suits or proceedings pending, or, to
          ----------
Seller's knowledge, threatened or anticipated against the Seller before any court or governmental or administrative body or agency affecting Seller or the Assets.

     6.5  Financial Statements. Seller has delivered to Purchaser its partially
          --------------------
redacted unaudited balance sheet as of December 31, 1999, which is attached to this Agreement as Schedule 6.6. Seller represents and warrants that such balance
                  ------------
sheet is true and accurate and fairly presents the assets and liabilities of Seller as of the date specified in accordance with GAAP consistently applied, subject to standard year end adjustments, notes and other similar items that would be necessary to be included in an audited balance sheet.

     6.6  Taxes. There are no tax liens on the Seller or the Assets.
          -----

     6.7  No Power of Attorney. To the best of Seller's knowledge, Seller has
          --------------------
not given any irrevocable power of attorney that relates to the Assets to any person, firm, partnership, or corporation for any purpose whatsoever.

     6.8. Title to Assets; Assets Sold "As-Is". Seller has and shall transfer to
          ------------------------------------
Purchaser good, valid, and marketable title to all of the Assets, and none of the Assets is subject to any lien, pledge, encumbrance, or charge of any kind, including, but not limited to, claims for unpaid taxes that shall not be paid off at Closing. All Assets are being sold hereunder "AS-IS", "WHERE-IS" and "WITH ALL FAULTS" other than as to title. SELLER HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCE SHALL SELLER BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOSS OF USE OR PROFITS, OR BUSINESS INTERRUPTION.

     6.9  Restrictions on Assets. Seller is not a party to, subject to, or
          ----------------------
bound by any judgment or order of any court or governmental authority or any contract, commitment, agreement, undertaking, arrangement or license that could prevent the Purchaser's use of any of the Assets or the Purchaser's distribution and sale of, or the right to distribute or sell, the Products.

     6.10 Patents, Trademarks and Trade Names. Schedules 1.3, 1.4 and 1.5
          -----------------------------------  ------------------     ---
contain a description of all patents, imprints, trademarks, trade names, and assumed names used by Seller or in which Seller has any interest relating to the Assets to the extent necessary to manufacture, sell and/or distribute the Products in the same manner as during the one-year period immediately preceding the Closing and including any pending applications for related patents. Schedules 1.3, 1.4 and 1.5 also contain a list of all U.S. and foreign patent
-------------  ---     ---
and trademark registrations filed or obtained for Products through the Closing Date. Seller shall assign to Purchaser the Patents, Trademarks and Tradenames and transfer to Purchaser at Closing all additional rights of Seller to manufacture and distribute all Products. Seller has not received notice from any third party that any of the Products or the Assets, nor any processes, know-how, trade secrets, patents, trademarks, trade names, assumed names, designs, styles, copyrights, or designations relating to the Products infringes or any trademarks or patents or any other rights of any person. Seller has not received any claims of infringement from any third parties that the use by Seller of infringes on the trademarks of any such third parties. Seller is not representing or warranting that all filings or other action that could have been taken with respect to the protection or continuation of the foregoing trademarks, tradenames, or assumed names has in fact been taken and in any event Purchaser will need to review and take such actions as it deems appropriate.

     6.11 Customer List. Schedules 6.12 sets forth a true and complete list of
          -------------  --------------
all of Seller's customers during the 12-month period immediately preceding the Closing.

     6.12 Updated Schedules. Seller shall have the right to update the Schedules
          -----------------
at any time prior to Closing to reflect changes arising as a result of the ordinary course of Seller's business.

                                  ARTICLE VII

                  PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller that:

     7.1  Organization. Purchaser is a Delaware corporation, duly organized,
          ------------
validly existing, and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and to carry out the transactions contemplated hereby and thereby.

     7.2  Enforceability. The execution and delivery by Purchaser of this
          --------------
Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized by the board of directors and shareholders of Purchaser and constitute legal, valid, binding, and enforceable agreements and instruments of Purchaser, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

     7.3  No Violation. Neither the execution, delivery, or performance of this
          ------------
Agreement or any other agreement or instrument executed and delivered by or on behalf of Purchaser in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof contravenes the Certificate of Incorporation, Articles of Incorporation, or bylaws of Purchaser or any provision of law, statute, rule, regulation, or order of any court or governmental authority to which Purchaser is subject, or any judgement, decree, franchise, order, or permit applicable to Purchaser, or conflicts or is inconsistent with, or will result in any breach of or constitute a default under, any contract, commitment, agreement, understanding, arrangement, or instrument, or result in the creation of or imposition of, or the obligation to create or impose, any lien, encumbrance, or liability on any of the property or assets of Purchaser, or will increase any such lien, encumbrance, or liability.

     7.4   Litigation.  There are no actions, suits, or proceedings pending, or,
           ----------
to Seller's knowledge, threatened or anticipated before any court or governmental or administrative body or agency affecting Seller or its ability to acquire the Assets.

                                 ARTICLE VIII

                               INDEMNIFICATION

     8.1   Survival of Representations and Warranties.  All representations,
           ------------------------------------------
warranties, covenants and agreements made by either party to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the other party, but only if a claim initiated by any of the parties hereto with respect thereto is made during the Claims Period.

     8.2   Indemnification by Seller.   Except to the extent otherwise provided
           -------------------------
in Section 5.14, Seller agrees to indemnify and to hold Purchaser harmless from,
   ------------
against and in respect of the following:

     (a) any and all debts, Liabilities, or obligations of Seller, direct or indirect, fixed, contingent, or otherwise existing that are not expressly assumed by Purchaser as part of the Assumed Liabilities;

     (b) any and all loss, liability, deficiency, or damage suffered or incurred by Purchaser as a result of any material default under any Assigned Contract by Seller existing on the Closing Date or any event of default occurring prior to the Closing Date that with the passage of time would constitute a default, under any Assigned Contract, provided that this indemnity would not apply to any product liability claims;

     (c) any and all loss, liability, deficiency, or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Purchaser hereunder or in connection herewith;

     (d) any claim for a finder's fee or brokerage or other commission by any person or entity for services alleged to have been rendered at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby; and

     (e) any and all action, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

     8.3  Indemnification by Purchaser. Purchaser hereby agrees to indemnity and
          ----------------------------
hold Seller harmless from, against, and in respect of:

     (a) any and all loss, liability, deficiency, or damage suffered or incurred by Seller resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Purchaser contained in this Agreement or in any certificate, document, or instrument delivered to Seller pursuant hereto or in connection herewith;

     (b) any and all loss, liability, or damage suffered or incurred by Seller as a result of Purchaser's failure to discharge when due the Assumed Liabilities;

     (c) any claim for a finder's fee or brokerage or other commission by any person or entity, for services alleged to have been rendered at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

     (d) any and all action, suits, proceedings, claims, demands, assessments, judgements, costs, and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

     8.4  Third-Party Claims.
          ------------------

     (a) In order for Purchaser or Seller, as the case may be, to be entitled to any indemnification provided for under Section 8.2, 8.3, or 8.5 hereof, in respect of, arising out of, or involving a claim made by any person, firm, governmental authority, or corporation other than the Purchaser or Seller, or their respective successors, assigns, or affiliates, against the indemnified party, the indemnified party must notify the indemnifying party in writing of this third-party claim promptly after receipt by the indemnified party of written notice of the third-party claim within the Claims Period. Thereafter, the indemnified party shall deliver to the indemnifying party, within three days after receipt by the indemnified party, copies of all notices relating to the third-party claim.

     (b) If a third-party claim as set forth in subsection (a) hereof is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party, provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party elect to assume the defense of such a third-party claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of such a third-party claim, the indemnified party will cooperate fully with the indemnifying party in connection with such defense.

     (e) If the indemnifying party assumes the defense of a third-party claim, then in no event will the indemnified party admit any liability with respect to, or settle, compromise, or discharge, any third-party claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise, or discharge of a third-party claim that the indemnifying party may recommend that releases the indemnified party completely in connection with the third-party claim.

     (d) In the event the indemnifying party shall assume the defense of any third-party claim, the indemnified party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such third-party claim, the indemnified party may defend the claim in a manner as it may deem appropriate, including, but not limited to, settling the claim or litigation after giving notice of it to the indemnifying party on such terms as the indemnified party may deem appropriate, and the indemnifying party will reimburse the indemnified party promptly in accordance with the provisions of this
          Section 8.4.

     (e) Anything contained in this Section 8.4 to the contrary notwithstanding, Seller shall not be entitled to assume the defense of, but shall be entitled to notice of and to participate in, any third-party claim against Purchaser if the third-party claim seeks an order, injunction, or other equitable relief against Purchaser that, if successful, might materially interfere with the purchased Assets or their operation or the manufacture or distribution of any of the Products.

     8.5  Indemnification by Shareholders. Curt Fankhauser and Tom Weintraut,
          -------------------------------
jointly and severally agree to indemnify and hold Purchaser harmless from, against and in respect to any failure of Seller to satisfy and comply with the Seller's net worth covenant in Section 5.13, which shareholder indemnity shall
                               ------------
survive only for a period of 18 months commencing with the Closing Date; provided that total combined liability of Curt Fankhauser and Tom Weintraut under this Section 8.5 shall in no event exceed a maximum aggregate amount of
           -----------
$1,000,000.

                                  ARTICLE IX

                                  TERMINATION

     9.1  Termination. Anything contained in this Agreement to the contrary
          -----------
notwithstanding, this Agreement may be terminated:

     (a)  by mutual written consent of the Seller and the Purchaser;

     (b) by the Seller, by written notice to the Purchaser, if any condition set forth in Section 4.2 hereof has not been met at Closing and has not been knowingly and lawfully waived in writing;

     (c)  by the Purchaser, by written notice to the Seller, if any condition in
          Section 4.3 hereof has not been met at closing and has not been knowingly and lawfully waived in writing;

     (d) by either the Purchaser or the Seller (by written notice to the other) if the Closing shall not have occurred on or before January 31, 2001, or by such other date as the parties may agree to in writing and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement.

     9.2  Post-Closing. This Agreement may not be terminated after Closing.
          ------------

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Expenses. Except as specifically set forth in this Agreement to the
          --------
contrary, all fees and expenses incurred by Seller in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Purchaser in connection with this Agreement will be borne by Purchaser.

     10.2 Parties in Interest. This Agreement will be binding on, inure to the
          -------------------
benefit of, and be enforceable by and against the respective successors and assigns of the parties hereto.

     10.3 Entire Agreement, Amendments. This Agreement and the agreements,
          ----------------------------
instruments, schedules, and other writings referred to in this Agreement contain the entire understanding of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all of the parties or their successors or assigns.

     10.4 No Waiver.  No waiver of any breach or default hereunder shall be
          ---------
considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or a similar nature.

     10.5 Headings.  The section and paragraph headings contained herein are for
          --------
the convenience of the parties only and are not intended to define or limit the contents of their sections and paragraphs.

     10.6 Applicable Law.  This Agreement and all amendments thereof shall be
          --------------
governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

     10.7 Notices. All notices, claims, certificates, requests, demands, and
          -------
other communications under this Agreement will be in writing and notices will be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, or for overnight delivery, by a nationally recognized overnight mail service, as follows:

If to Purchaser, to:                         THE GSI GROUP, INC.
                                             1004 East Illinois Street
                                             Assumption, Illinois 62510
                                             Attn: Chief Executive Officer

With a copy to:                              Michael E. Kerman, Esq.
                                             Jenner & Block
                                             One IBM Plaza
                                             Chicago, Illinois 60611

If a Seller, to:                             ffi Corporation
                                             5900 Elmwood Avenue
                                             Indianapolis, Indiana 46203
                                             Attn: Chief Executive Officer

With a copy to:                              Richard J. Thrapp, Esq,
                                             Ice Miller
                                             One American Square
                                             Indianapolis, IN 46204

or to such other address as the party to whom notice is to be given previously may have furnished to the other party in writing in the manner set forth in this section.

     10.8 Joint Press Release. The Seller and Purchaser shall agree on the form
          -------------------
and substance of a joint press release or other public announcement of matters, including but not limited to form letters to customers, related to this Agreement or any of the transactions contemplated thereby that shall be released on or after the Closing; provided, however, that nothing in this Section 10.8
                                                                 ------------
shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to fulfill that party's disclosure obligations imposed by law or contract.

     10.9 Consignment Terms. The Inventory consigned to Purchaser pursuant to
          -----------------
this Agreement shall remain titled to and the property of Seller until payment therefor as contemplated by Section 3.2. Purchaser agrees to hold consigned
                            -----------
Inventory at its facility located at Newton, Illinois and shall indemnify and hold Seller harmless from claims of creditors and any loss due to casualty, damage, theft, or unlawful use however caused, including without limitation any and all costs and legal fees. The Purchaser shall insure the Inventory for amounts not less than the consignment Inventory Purchase Price. Upon reasonable request Purchaser agrees to account for and report the consignment Inventory on hand and to allow upon reasonable notice Seller or its agents to examine the Inventory and/or Purchaser's records with respect thereto. It is the parties intent that this arrangement constitute a true consignment; however, to protect Seller's title and interest in the Inventory the parties agree that this Agreement shall constitute a security agreement and that Purchaser grants to Seller a security interest in the inventory to secure the timely payment of any unpaid Consignment Inventory Purchase Price

     10.10  Severability.  If any term, condition, or provision of this
            ------------
Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition, or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             THE GSI GROUP, INC., a Delaware
                                                  corporation

                                             /s/ John Craig Sloan
                                             ---------------------------------
                                             By: JOHN CRAIG SLOAN
                                                 -----------------------------
                                                 Its: CEO
                                                      ------------------------

                                             FFI CORPORATION, an Indiana
                                                  corporation


                                              ________________________________
                                             By: _____________________________
                                                 Its: ________________________


The undersigned, as the sole shareholders
of Seller, each hereby agrees to be bound
by the provisions of Section 8.5 and the
provisions of Article X, as they relate
              ---------
solely to Section 8.5.


_________________________________________
             CURTIS FANKHAUSER

_________________________________________
         THOMAS L. WEINTRAUT
thereto. It is the parties intent that this arrangement constitute a true consignment; however, to protect Seller's title and interest in the Inventory the parties agree that this Agreement shall constitute a security agreement and that Purchaser grants to Seller a security interest in the Inventory to secure the timely payment of any unpaid Consignment Inventory Purchase Price

     10.10  Severability.  If any term, condition, or provision of this
            ------------
Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition, or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             THE GSI GROUP, INC., a Delaware
                                                  corporation


                                             _________________________________
                                             By: _____________________________
                                                 Its: ________________________


                                             FFI CORPORATION, an Indiana
                                                  corporation


                                              ________________________________
                                             By: /s/ Curtis Fankhauser
                                                 -----------------------------
                                                 Its: Chairman & President
                                                      ------------------------

The undersigned, as the sole shareholders
of Seller, each hereby agrees to be bound
by the provisions of Section 8.5 and the
provisions of Article X, as they relate
              ---------
solely to Section 8.5.

/s/ Curtis Fankhauser
--------------------------------------
             CURTIS FANKHAUSER

/s/ Thomas L. Weintraut
--------------------------------------
         THOMAS L. WEINTRAUT


                                                                   Page 19 of 24